Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

One Universe Acquisition Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	ordinary shares, par value $0.0001 per share	(1)	457(a)	6,900,000	$10.00	$69,000,000.00	0.0001381	$9,528.90

Total Offering Amounts:							$69,000,000.00		9,528.90
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$9,528.90

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Offering Note(s)

(1)	Representing 6,900,000 ordinary shares, including 900,000 ordinary shares that may be issued upon the exercise of a 45-day option granted to the underwriters to cover any over-allotments. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.